Consent of Independent Accountants



To the Board of Directors of

Strong Money Market Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 17 to the Registration Statement of Strong Money Market Fund, Inc. on Form N-1A of our report dated December 9, 1997 on our audit of the financial statements and financial highlights of Strong Money Market Fund, Inc., which report is included in the Annual Report to Shareholders for the year ended October 31, 1997, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information and in the "Financial Highlights" section of the Prospectus.





                                   COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin

June 25, 1998